Exhibit 5.1

1221 Peachtree street, N.E. • Suite 400 • Atlanta, Georgia 30361

TELEPHONE: +1.404.521.3939 • FACSIMILE: +1.404.581.8330

June 25, 2021

PureCycle Technologies, Inc.

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

Re:	Registration on Form S-1 of up to 18,177,703 Shares of Common Stock of PureCycle Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for PureCycle Technologies, Inc., a Delaware corporation (the “Company”), in connection with: (1) the registration for resale from time to time by certain of the Company’s security holders, of up to 12,241,078 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consists of (i) up to 8,903,842 shares of Common Stock issuable upon conversion of the aggregate outstanding principal amount of $61,680,250 of the Company’s 5.875% Convertible Senior Secured Notes due 2022 (the “Convertible Notes,” and such shares of Common Stock, the “Convertible Note Shares”), (ii) up to 951,360 additional Convertible Note Shares issuable upon conversion of the Convertible Notes assuming all remaining interest payments are made to holders of the Convertible Notes entirely in kind and the maturity date of the Convertible Notes is extended through April 15, 2023 (from October 15, 2022) at the Company’s election with respect to 50% of the amount outstanding under the Convertible Notes at October 15, 2022 and (iii) up to 2,385,876 shares of Common Stock currently outstanding and held by certain Company stockholders (the “Initial Stockholder Shares”) and (2) the authorization and issuance and sale from time to time of 5,936,625 shares of Common Stock issuable upon exercise of certain warrants (the “Warrants,” and such shares of Common Stock, the “Warrant Shares” and, together with the Convertible Note Shares and Initial Stockholder Shares, the “Shares”), in each case as described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Convertible Note Shares, when issued upon the conversion of the Convertible Notes pursuant to the terms and conditions of Convertible Notes, will be validly issued, fully paid and nonassessable.

PureCycle Technologies, Inc.

June 25, 2021

2.	The Warrant Shares, when issued upon the exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

3.	The Initial Stockholder Shares are validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day